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                                                                          Nicor Gas Company
                                                                          Form 10-Q
                                                                          Exhibit 12.01


                                          Nicor Gas Company
                   COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                             (thousands)

                                        Twelve
                                     Months Ended
                                       March 31,                 Year Ended December 31

                                          1999       1998       1997      1996      1995      1994

Earnings available to cover fixed charges:

  Net income                           $  95,538  $  94,119  $ 106,922 $ 107,106 $  85,448 $  93,078

  Add:Income taxes                        55,966     55,299     64,714    63,579    49,881    50,958

      Fixed charges                       43,476     44,870     46,886    46,747    39,400    37,729

      Allowance for funds used
        during construction                 (311)      (269)       (11)       (5)     (911)     (151)

  Total                                $ 194,669  $ 194,019  $ 218,511 $ 217,427 $ 173,818 $ 181,614


Fixed charges:

  Interest on debt                     $  41,068  $  42,624  $  45,246 $  43,762 $  38,129 $  36,726

  Other interest charges and
    amortization of debt discount,
    premium and expense, net               2,408      2,246      1,640     2,985     1,271     1,003

  Total                                $  43,476  $  44,870  $  46,886 $  46,747 $  39,400 $  37,729


Ratio of earnings to fixed charges          4.48       4.32       4.66      4.65      4.41      4.81
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